Exhibit 15.1

April 30, 2026

Prologis, Inc.

San Francisco, California

Re: Registration Statement No. 333-289636 on Form S-3; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378, 333-178955, 333-181529, 333-238012, and 333-280316 on Form S-8

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated April 30, 2026 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado